FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT (this “Amendment”) is entered into as of the 21st day of November, 2017, but effective as of the Effective Date (as defined below), by and among Steven Madden, Ltd., a Delaware corporation (“Buyer”), Schwartz & Benjamin, Inc., a New York corporation, B.D.S., Inc., a Delaware corporation, Quinby Ridge Enterprises LLC, a Delaware limited liability company and DANIELBARBARA ENTERPRISES LLC, a New York limited liability company (collectively, the “Companies” and each, individually, a “Company”), each of the Sellers set forth on the signature page hereto under the heading “Sellers” (each a “Seller” and collectively the “Sellers”) and Daniel Schwartz, as designated agent on behalf of the Sellers (the “Seller Representative”) (collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Parties entered into that certain Equity Purchase Agreement, dated January 30, 2017 (the “Agreement”);
WHEREAS, in connection with the transactions contemplated by this Amendment, each of Daniel Schwartz and Barbara Schwartz are executing that certain Separation Agreement and General Release with Schwartz & Benjamin, Inc. pursuant to which such party’s employment with Schwartz & Benjamin, Inc. shall be terminated (each a “Separation Agreement” and together, the “Separation Agreements”); and
WHEREAS, the Parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Defined Terms. All capitalized terms used herein and not expressly defined shall have the meaning given to them in the Agreement.
2.Effective Date. This Amendment shall not be effective until the first day following the date that (i) the Revocation Period Expiration Date (as defined in Daniel Schwartz’s Separation Agreement) and (ii) the Revocation Period Expiration Date (as defined in Barbara Schwartz’s Separation Agreement) have each expired such that each are final and binding on the parties thereto (the “Effective Date”). For the avoidance of doubt, this Amendment shall not be effective and for clarity, no payments shall be due hereunder (i) if either of Daniel Schwartz or Barbara Schwartz fail to execute his or her Separation Agreement within the Review Period (as defined in the Separation Agreements) or (ii) if either of Daniel Schwartz or Barbara Schwartz exercise his or her right to revoke the Separation Agreement under Section 4(g)(iii) of his or her applicable Separation Agreement. For the avoidance of doubt, in no event shall Buyer or Seller have the right to terminate this Agreement after the date hereof (regardless of whether the Effective Date has occurred); provided, however, that for clarity, except as otherwise provided herein, this Amendment shall not be effective until Effective Date.
3.Modification of Earn-Out Provision. On the Effective Date, Section 2.2 (e) of the Agreement shall be deemed deleted in its entirety and replaced in lieu thereof with the following:
(e)     Earnout. Buyer shall pay to the accounts designated in writing by the Seller Representative for the benefit of the Sellers additional consideration in cash as described herein (the “Earn-Out,” with each payment made pursuant to the Earn-Out being an “Earn-Out Payment”) in accordance with the following:
(i)The Sellers shall receive an Earn-Out Payment from Buyer of Ten Million Dollars ($10,000,000), which shall be paid by Buyer as follows: (a) Seven Million Dollars

($7,000,000) no sooner than January 3, 2018 and no later than January 5, 2018 (such date, the “First Payment Date”), (b) Three Million Dollars ($3,000,000) (the “Kate Spade Escrow Amount”) delivered to the Escrow Account as of the Effective Date to be held by the Escrow Agent and released as follows:
(x) if a Termination Notice has not been provided prior to June 30, 2019, to Sellers on June 30, 2019;
(y) if a Termination Notice has been provided prior to June 30, 2019 and termination of the Kate Spade Agreement becomes effective on or prior to December 31, 2020, to the Buyer within three (3) days of the effective date of termination of the Kate Spade Agreement; and
(z) if a Termination Notice has been provided prior to June 30, 2019, but termination of the Kate Spade Agreement does not become effective on or prior to December 31, 2020, to Sellers no later than January 3, 2021.
“Termination Notice” shall mean a notice provided by Kate Spade or any of its Affiliates, of its termination or cancellation of or intent to terminate or cancel the Kate Spade Agreement for any reason effective at any time on or prior to December 31, 2020.
To the extent required, the Escrow Agreement shall be deemed modified by the provisions hereof and Buyer and Seller shall take such actions as are required to effectuate the terms hereof with respect to the Escrow Agent and the Escrow Account, including, without limitation, using reasonable efforts to modify the Escrow Agreement to provide for automatic release of the Kate Spade Escrow Amount to Sellers if release is made pursuant to Section 2.2(e)(i)(x) and Buyer has not provided the Escrow Agent with notice of the Termination Notice prior to June 30, 2019 and by executing any required Joint Direction to the Escrow Agent in order to effectuate the appropriate payment of the Kate Spade Escrow Amount to Buyer or Seller, as applicable.
(ii)Upon the execution by Kate Spade, LLC (“Kate Spade”) and Quinby Ridge Enterprises, LLC (“Quinby”), Buyer or any of Buyer’s Affiliates of an amendment to, renewal of, or substantially similar replacement agreement to, that certain Revised and Restated License Agreement, dated January 1, 2009, between Kate Spade and Quinby, as amended by the Renewal and First Amendment, dated October 5, 2015, the Second Amendment to License Agreement, dated February 25, 2016, the Slipper Amendment to License Agreement, effective April 19, 2016, the Fourth Amendment to the Revised and Restated License Agreement, dated August 18, 2016, the Fifth Amendment to the Revised and Restated License Agreement, dated August 18, 2016, and the Consent and Sixth Amendment to the Agreement, dated as of December 28, 2016 (the “Kate Spade Agreement”), which such amendment or renewal extends the term of the Kate Spade Agreement through December 31, 2021 or later, the Sellers shall receive an Earn-Out Payment from Buyer of Three Million Dollars ($3,000,000).
(iii)Upon the execution by Kate Spade and Quinby, Buyer or any of Buyer’s Affiliates of an amendment to, renewal of, or substantially similar replacement agreement to the Kate Spade Agreement extending the term of the Kate Spade Agreement through December 31, 2022 or later, the Sellers shall receive an Earn-Out Payment from Buyer of Three Million Dollars ($3,000,000).
(iv)For the avoidance of doubt, in no event shall the Earnout Payments to which the Sellers shall be entitled to receive under this Section 2.2(e) exceed Sixteen Million Dollars

($16,000,000) in the aggregate, with the Earnout Payments under Section 2.2(e)(ii) and Section 2.2(e)(iii) not to exceed Six Million Dollars ($6,000,000) in the aggregate.
4.Operation of the Business During the Earn-Out Period. On the Effective Date, Section 5.8 of the Agreement shall be deemed deleted in its entirety.
5.Modification of Defined Terms. On the Effective Date, the definitions of “BA Lines”, “Earn-Out Period”, and “EBITDA”, shall be deemed deleted in their entirety. The definition of “Kate Spade Agreement” shall be deemed deleted in its entirety and replaced in lieu thereof with the following:
“Effective Date” shall mean the Effective Date of that certain First Amendment to this Agreement dated as of November 21, 2017.
“Kate Spade Agreement” has the meaning set forth in Section 2.2(e)(ii).
On the Effective Date, the following definitions shall be added to the Agreement:
“Brand Partners” means Kate Spade, Banana Republic LLC, Joyce Azria, LLC and/or any of their respective Affiliates.
“Brand Partner Services” means, with respect to each Brand Partner, (a) any and all services related to the design, sourcing, marketing, manufacturing, importing, distribution and sale of footwear and (b) any and all other services provided as of the Effective Date to such Brand Partner by Buyer or its Affiliates.

6.	Noncompetition. On the Effective Date, Section 5.6 of the Agreement shall be deemed deleted in its entirety and replaced in lieu thereof with the following:
5.6     Noncompetition. As an inducement to Buyer to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to preserve the goodwill associated with the Business, for the period commencing on the Closing Date and lasting until December 31, 2022 (the “Non-Compete Period”), the Sellers shall not, and the Sellers shall cause their respective Affiliates not to, directly or indirectly, without the express prior written approval of Buyer:
i.own or control, whether as shareholder, member, partner, director or otherwise, or manage, operate, be employed or compensated by, or consult with, whether as an officer, employee, consultant or otherwise, (a) any Brand Partner for whom Buyer or any of its Affiliates provided any Brand Partner Services during the prior twelve (12) month period and/or (b) any entity that sells to, licenses from, or acts as a private label manufacturer, licensee, footwear provider or acts in any similar capacity for any Brand Partner for whom Buyer or any of its Affiliates provided any Brand Partner Services during the prior twelve (12) month period (each such entity, a “Competitor”);
ii.consult with, advise or assist in any way, whether or not for consideration, any Competitor or Brand Partner for whom Buyer or any of its Affiliates provided any Brand Partner Services during the prior twelve (12) month period, including advertising the products or services of any such Brand Partner or Competitor, or soliciting customers or loaning money or rendering any other form of financial assistance to any such Brand Partner or Competitor;
iii.sell to, license from, or act as a private label manufacturer, licensee, footwear provider or act in any similar capacity for any Brand Partner for whom Buyer or any of its Affiliates provided any Brand Partner Services during the prior twelve (12) month period;
iv.hire Steve Shapiro;
v.solicit employment or engagement as an independent contractor to, any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for Buyer and/or any of its Affiliates, including the Companies, or assist any third party with respect to any of the foregoing, unless such Person has been separated from his or her employment or other relationship with Buyer and each of its Affiliates (including the Companies) (x) by Buyer or its Affiliate without cause or (y) if otherwise separated, for a period of six (6) consecutive months; provided, however, that any general solicitation not specifically targeted to any Person who is or was an employee, commissioned salesperson or consultant of, or who performed similar services for the Buyer and/or any of its Affiliates, including the Companies, shall not be deemed a violation of this clause (v); or
vi.voluntarily publish or communicate anything disparaging about any of the Companies, Buyer, their respective Affiliates, or their respective officers or directors;
provided, however, that the foregoing shall not prohibit the ownership of not more than five percent (5%) of the securities of any corporation or other entity that is listed on a national securities exchange or traded in the national over-the-counter market. The geographic scope of this covenant not to compete shall extend to the United States and any other country in which the Companies conduct the Business as of the Closing Date, or as the Companies, to the Knowledge of the Companies, plan or anticipate conducting the Business as of the Closing Date. Buyer may sell, assign, or otherwise transfer this covenant not to compete, in whole or in part, to any Person that purchases all or any material portion of the Business only if such Person expressly assumes in writing for the benefit of the Sellers all of the obligations of Buyer under Section 2.2(e) and Section 5.8. Recognizing the specialized nature of the Business, the Sellers acknowledge and agree that the duration, geographic scope and activity restrictions of this covenant not to compete are reasonable.

7.	Release from Escrow Account; Indemnity Release.
a.Within two (2) Business Days of the First Payment Date, Buyer and the Seller Representative shall give joint written instructions to the Escrow Agent to release from the Escrow Account and deliver (a) to the accounts specified by the Seller Representative, the sum of Five Hundred Thousand Dollars ($500,000) and (b) to the account specified by the Buyer, all other amounts in the Escrow Account (other than the Kate Spade Escrow Amount and any interest earned thereon). Upon release of the Kate Spade Escrow Amount pursuant to the terms hereof, the Escrow agreement shall be deemed terminated.
b.On the Effective Date, Section 6.2 of the Agreement shall be deemed deleted in its entirety and replaced in lieu thereof with the following:
(b)    By Buyer
. Upon the terms and subject to the conditions set forth in this Article 6, Buyer shall indemnify and hold harmless the Sellers and their Affiliates, and their respective shareholders, members, managers, directors, officers, employees, agents and other representatives (collectively, the “Seller Indemnified Parties”), from and against all Claims asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from any breach of any covenant of Buyer contained in or made pursuant to Sections 2.2(e), 2.3 (as it relates solely to Section 2.2(e)), 5.1, 5.2, 5.3, 5.4, 5.7(e) or 5.11 of this Agreement.
c.On the Effective Date, the first sentence of Section 6.5(a) of the Agreement shall be deemed deleted in its entirety and replaced in lieu thereof with the following: “No claim or action shall be brought under Section 6.1(a) for breach of a representations or warranty after November 21, 2017.” For clarity, the other sentences and provisions of Section 6.5(a) (including subsections (i) through (iii)) thereof shall remain in full force and effect in accordance with their terms.
d.On the Effective Date, paragraph 2 of Schedule 6.1 of the Agreement shall be deemed deleted from Schedule 6.1 of the Agreement and Buyer Indemnified Parties shall have no further rights to indemnification with respect thereto pursuant to Article 6 of the Agreement.

e.As of the Effective Date, the Sellers, on behalf of themselves and the other Seller Indemnified Parties hereby irrevocably, knowingly, absolutely and unconditionally release, remise and discharge Buyer and the other Buyer Indemnified Parties (including, for clarity, the Companies) from any and all Claims, whether known or unknown, arising in the past, present or future, arising under or relating to the Purchase Agreement, as amended hereby, other than Claims arising out of Sections 2.2(e), 2.3 (as it relates solely to Section 2.2(e)), 5.1, 5.2, 5.3, 5.4, 5.7(e), 5.11 or Article 6 of the Purchase Agreement or pursuant to this Amendment, which shall survive in accordance with their terms as set forth in the Purchase Agreement (as amended hereby) (collectively, the “Surviving Buyer Covenants”). Sellers hereby represent and warrant that they do not have knowledge of any Claims or potential Claims against Buyer or any other Buyer Indemnified Party under the Surviving Buyer Covenants. For clarity, as of the Effective Date, Buyer and the other Buyer Indemnified Parties shall have no further obligations under the Purchase Agreement, as amended hereby, other than under the Surviving Buyer Covenants (but only for so long as the Surviving Buyer Covenants survive pursuant to the Purchase Agreement). Buyer and Parent hereby represent and warrant that they do not have knowledge of any Claims or potential Claims against Sellers or any other Seller Indemnified Party under the Purchase Agreement.
8.Non-Disparagement. On the Effective Date, the following shall be added as Section 5.11 of the Agreement:
5.11    Buyer Non-Disparagement. During the Non-Compete Period, Buyer shall not and shall cause its Affiliates and each of their respective officers and directors not to voluntarily publish or communicate anything disparaging about any of the Sellers or any of their respective Affiliates.

9.
Allocation of Purchase Price. Seller and Buyer hereby agree that, and acknowledge their previous agreement that, notwithstanding the requirement in Section 5.2(f) of the Agreement that within one hundred twenty (120) days after the Closing, Buyer shall deliver to the Seller Representative the Proposed Allocation Schedule, the Proposed Allocation Schedule delivery date shall be extended such that Buyer shall deliver to the Seller Representative the Proposed Allocation Schedule no later than December 31, 2017. This Section 9 shall be effective notwithstanding the Effective Date or the conditions thereto.

10.Controlling Agreement. To the extent any provisions contained herein conflict with the Agreement or any other agreements among the Parties, oral or otherwise, the provisions contained herein shall supersede such conflicting provisions contained in the Agreement or other agreements. Except as expressly modified herein, the Parties hereby agree that the Agreement and the Escrow Agreement, and their respective obligations thereunder (including, for the avoidance of doubt the indemnification obligations under Article 6 (except as modified herein)) all remain in full force and effect in accordance with their terms and are hereby reaffirmed and ratified by each such Party.
11.Counterparts, Signatures. This Amendment may be executed in counterparts. Each executed counterpart of this Amendment will constitute an original document and all executed counterparts, together, will constitute the same Agreement. Facsimile and electronic (pdf) signatures shall be valid for all purposes.

[SIGNATURES ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective the day and year first set forth above.

BUYER STEVEN MADDEN, LTD. By: /s/ Edward R. Rosenfeld Name:Edward R. Rosenfeld Its:Chief Executive Officer
COMPANIES
Schwartz & Benjamin, Inc.

By:    /s/ Steve Shapiro
Name: Steve Shapiro
Title:     President and Chief Operating Officer

B.D.S., Inc.

By:    /s/ Steve Shapiro
Name: Steve Shapiro
Title:     President and Chief Operating Officer
Quinby Ridge Enterprises LLC

By:    /s/ Steve Shapiro
Name: Steve Shapiro
Title:     President and Chief Operating Officer
DANIELBARBARA ENTERPRISES LLC

By:    /s/ Steve Shapiro
Name: Steve Shapiro
Title:     President and Chief Operating Officer

SELLERS

Schwartz & Benjamin Holdings Trust

By:      /s/ Daniel L. Schwartz
Daniel L. Schwartz, Trustee

DANIEL SCHWARTZ

________________________________

BARBARA L. SCHWARTZ

________________________________

Jake Schwartz Trust under the Daniel Schwartz 2000 Trust Agreement dated May 1, 2000

By:      /s/ Barbara Schwartz
Barbara Schwartz, Trustee

Natalie Schwartz Trust under the Daniel Schwartz 2000 Trust Agreement dated May 1, 2000

By:      /s/ Barbara Schwartz
Barbara Schwartz, Trustee

SELLER REPRESENTATIVE
DANIEL L. SCHWARTZ

________________________________
4817-9354-0178.13